EXHIBIT 99.1

HALLMARK ANNOUNCES PRICING

FORT WORTH, Texas, October 4, 2006 -- Hallmark Financial Services, Inc. (Amex: HAF) today announced that its registration statement on Form S-1 has been declared effective by the Securities and Exchange Commission, the offering of shares of its common stock has been priced at $9.00 per share and an underwriting agreement has been executed with the underwriters of the public offering. Pursuant to the underwriting agreement, the Company will sell 3,000,000 shares of its common stock and has granted the underwriters a 30-day option to purchase an additional 450,000 shares to cover over-allotments, if any. Hallmark intends to use the net proceeds from the public offering to repay certain indebtedness and for general working capital purposes.

Hallmark also announced that its common stock has been approved for listing on the NASDAQ Global Market under the symbol "HALL." As a result, trading in Hallmark common stock will cease on the American Stock Exchange and commence on the NASDAQ Global Market effective as of the open of the markets on Friday, October 6, 2006.

Piper Jaffray & Co. is acting as sole bookrunning manager for the offering and William Blair & Company, L.L.C., Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. are acting as co-managers. This offering of shares of common stock will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Minneapolis, MN 55402-7020; Phone: (800) 333-6000. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and none of these securities may be sold in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma and Washington; marketing, distributing, underwriting and servicing non-standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma and Idaho; marketing, distributing, underwriting and servicing general aviation insurance in 48 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is presently listed on the American Stock Exchange under the symbol "HAF".

Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer, at (817) 348-1600
www.hallmarkgrp.com